STOCK PURCHASE AGREEMENT

                                  by and among

                           TELECOM COMMUICATIONS, INC.
                                   as Acquiror

                             ARRAN SERVICES LIMITED
                                   as Acquiree

                                       and

                                Fred Deng Chiyuan

                             the Sole Shareholder of

                             ARRAN SERVICES LIMITED




                               September 30, 2003



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                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 30th day of September 2003 by and among TELECOM COMMUNICATIONS, INC., an Indiana corporation (hereinafter referred to as "TCOM"), ARRAN SERVICES LIMITED, a British Virgin Island corporation (hereinafter referred to as the "Company"), and Fred Deng Chiyuan, the sole shareholder of the Company (hereinafter referred to as the "Shareholder").

                                    RECITALS:

A. The Shareholder owns all of the issued and outstanding shares of the capital stock of the Company.

B. TCOM is willing to acquire all of the issued and outstanding capital stock of the Company, making the Company a wholly-owned subsidiary of TCOM, and the Shareholder desires to exchange all of his shares of the Company's capital stock for shares of TCOM authorized but unissued shares of Common Stock as hereinafter provided.

C. The Company and its subsidiaries are doing business in China and related territories with an address of 74 Shanan Road, Panyu, Guangzhou, GD 511490, China. The Company, through Superb Quality Limited, owns 80% of StarEastNet, Limited and directly owns 80% IC Star East MMS, Limited.

D. It is the intention of the parties hereto that: (i) TCOM shall acquire all of the issued and outstanding capital stock of the Company in exchange solely 1,000,000 registered shares and 22,800,000 restricted shares of TCOM authorized but unissued Common Stock set forth below (the "Exchange"); and (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the "Act") and under the applicable securities laws of the state or jurisdiction where the Shareholders reside.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  EXCHANGE OF SHARES

         1.1 Exchange of Shares. TCOM and the Shareholder hereby agree that the Shareholder shall, on the Closing Date on September 30, 2003, exchange all of his issued and outstanding shares of the capital stock of the Company (the "Arran Shares") for 1 million registered and free trading shares and 22,800,000 newly issued shares of TCOM Common Stock, $.001 par value (the "TCOM Shares").

         1.2 Delivery of Arran Shares. On the Closing Date, the Shareholder will deliver to TCOM the certificates representing the Arran's Shares, duly endorsed (or with executed stock powers) so as to make TCOM the sole owner thereof. TCOM shall deliver to the Shareholder the TCOM Shares to be delivered to the Shareholder or as the shareholder directs so as to make the Shareholder or his nominee the sole owner thereof.

         1.3 Investment Intent. 22.8 million newly issued shares of TCOM common stock have not been registered under the Securities Act of 1933, as Amended, and may not be resold unless the TCOM Shares are registered under the Act or an exemption from such registration is available. The Shareholder represents and warrants that he is acquiring the TCOM Shares for his own account, for investment, and not with a view to the sale or distribution of such Shares. Each certificate representing the TCOM Shares will have a legend thereon incorporating language as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

1.4. Conditions Precedent. Completion of the Exchange shall be conditional upon
(a) the Shareholder completing a review of the financial, trading and legal position of TCOM in respect of TCOM; (b) TCOM has obtained all the necessary consent, authorization and approval from the relevant regulatory authorities, its board of directors and/or its shareholders; (c) receipt by the Shareholder of a legal opinion that the Exchange qualifies as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

         The Company and the Shareholder hereby represent and warrant as follows:

         2.1 Organization and Good Standing; Ownership of Shares. The Company and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of British Virgin Island and China, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either the Company or the Shareholder to issue, sell or transfer any stock or other securities of the Company.

         2.2 Ownership of Capital Stock. The Shareholder is the beneficial owner of record and beneficially of all of the shares of capital stock of the Company, all of which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

         2.3 Financial Statements, Books and Records. There has been previously delivered to TCOM the unaudited balance sheet of the Company as at September 30, 2003 (the "Balance Sheet"). The Balance Sheet is true and accurate and fairly represents the financial position of the Company as at such date, and has been prepared in accordance with generally accepted accounting principles consistently applied.

         2.4 No Material Adverse Changes. Since the date of the Balance Sheet there has not been:


                  (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of the Company;

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Company, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Company's capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Company of any properties or assets; or

                  (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         2.5 Taxes. The Company has prepared and filed all appropriate tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         2.6 Compliance with Laws. The Company has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of the Company.

         2.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or By-Laws of the Company;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company, or upon the properties or business of the Company; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

            2.8 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company.

         2.9 Brokers or Finders. No broker's or finder's fee will be payable by the Company in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Company or the Shareholders.

         2.10 Real Estate. The Company neither owns real property nor is a party to any leasehold agreement.

         2.11 Tangible Assets. The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair taking into account the age of the tangible assets and subject to fair wear and tear, and are usable in the ordinary course of business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

         2.12 Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, the Company will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business.

         2.13 Operations of the Company. From the date of the Balance Sheet on August 31, 2003 and through the Closing Date on September 30, 2003 hereof the Company has not and will not have:

                  (i) incurred any indebtedness for borrowed money;

                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock; (Note: For BVI companies, it is referred to as share capital not capital stock which is applicable to US corporations).

                  (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                  (v) disposed of any assets of the Company except in the ordinary course of business; or

                  (vi) materially increased the annual rate of compensation of any executive employee of the Company;

                  (vii) increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Company;

                  (viii) issued any equity securities or rights to acquire such equity securities; or

                  (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         2.14 Capitalization. The authorized capital stock of the Company consists of 50,000 shares of common stock, US$1.00 par value, of which 100 shares are presently issued and outstanding. Neither the Company nor the Shareholder has granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of the Company except the Exchange pursuant to this Agreement.

         2.15 Full Disclosure. No representation or warranty by the Company or the Shareholder in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to TCOM pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of the Company.

         2.16 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 2 shall be true and complete on the Closing Date on September 30, 2003 with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF TCOM

         TCOM hereby represents and warrants to the Company and the Shareholders as follows:

         3.1 Organization and Good Standing. TCOM is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of TCOM consists of 80,000,000 shares of Common Stock, of which 13,399,000 shares are presently issued and outstanding and 20,000,000 shares of preferred stock, of which none is issued and outstanding. TCOM is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by TCOM or the nature of the business transacted by it make such license or qualification necessary. TCOM does not have any subsidiaries.

         3.2 The TCOM Shares. The TCOM Shares to be issued to the Shareholders have been or will have been duly authorized by all necessary corporate and stockholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         3.3 Financial Statements; Books and Records. There has been previously delivered to the Company, the audited balance sheet of TCOM as at September 30, 2002 and the unaudited balance sheet as at June 30, 2003 (the "TCOM Balance Sheets") and the related statements of operations for the periods then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied.

         3.4 No Material Adverse Changes. Since the date of the TCOM Balance Sheet on June 30, 2003 and except as otherwise disclosed in TCOM reports or filings made under the Securities Exchange Act of 1934, there has not been:

                  (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of TCOM;

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of TCOM, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of TCOM's capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by TCOM of any properties or assets; or

                  (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         3.5 Taxes. TCOM has prepared and filed all appropriate federal, state and local tax returns of every kind and category (including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, inventory taxes, use taxes, gross receipt taxes, franchise taxes and property taxes) for all periods prior to and through the date hereof for which any such returns have been required to be filed by it or the failure to make such filings and resulting liability would not be material relative to the results of operations of TCOM. TCOM has paid all taxes shown to be due by the said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         3.6 Compliance with Laws. TCOM has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their businesses, including Federal and State securities laws, which, if not complied with, would materially and adversely affect the business of TCOM or the trading market for the shares of TCOM Common Stock.

         3.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of The transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or By-Laws of TCOM;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which TCOM is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, TCOM or upon the properties or business of TCOM; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of TCOM.

         3.8 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving TCOM. Mas Financial Corp. and Aaron Tsai filed a lawsuit against the Company in August 2002 in the Vanderburgh County alleging breach of contract. TCOM believes this lawsuit has no merits. The suit is being strongly contested and counterclaim was filed on October 15, 2002 against Aaron Tsai alleging fraud and breach of contract. TCOM warrants that this lawsuit will not have any material impact on the operations of TCOM or operations under the Company in China. Other than that, there is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving TCON or any of its properties or assets. Except as set forth on Schedule 3.8, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         3.9 Brokers or Finders. No broker's or finder's fee will be payable by TCOM in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by TCOM.

         3.10 Assets The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair taking into account the age of the tangible assests and subject to fair wear and tear, and are usable in the ordinary course of business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

         3.11 Liabilities. TCOM does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, TCOM will not have any Liabilities, other than Liabilities fully and adequately reflected on the TCOM Balance Sheet or TCOM balance sheet dated June 30, 2003, except for Liabilities incurred in the ordinary course of business.

         3.12 Operations of TCOM. Except as set forth on Schedule 3.11 or in TCOM reports or filings made under the Securities Exchange Act of 1934, since the date of the TCOM Balance Sheet and through the Closing Date hereof, TCOM has not and will not have:

                  (i) incurred any indebtedness for borrowed money;

                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                  (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                  (v) disposed of any assets of TCOM except in the ordinary course of business; or

                  (vi) materially increased the annual level of compensation of any executive employee of TCOM;

                  (vii) increased, terminated amended or otherwise modified any plan for the benefit of employees of TCOM;

                  (viii) issued any equity securities or rights to acquire such equity securities; or

                  (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         3.13 Authority to Execute and Perform Agreements. TCOM has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of TCOM, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by TCOM of this Agreement, in accordance with its respective terms and conditions will not:

                  (i) require the approval or consent of any governmental or regulatory body, the Stockholders of TCOM, or the approval or consent of any other person;

                  (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to TCOM, or any instrument, contract or other agreement to which TCOM is a party or by or to which TCOM is bound or subject; or

                  (iii) result in the creation of any lien or other encumbrance on the assets or properties of TCOM.

         3.14 Delivery of Periodic Reports; Compliance with 1934 Act. TCOM has provided the Company and the Shareholder with all of its Periodic Reports filed with the Securities and Exchange Commission since June 24, 2001. TCOM has filed all required Periodic Reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934. All reports filed pursuant to such Act are complete and correct in all material respects. All material contracts relative to TCOM are included in the Periodic Reports. All material contracts and commitments for the provision or receipt of services or involving any obligation on the part of TCOM are included as exhibits to such periodic reports or are listed on Schedule 3.13 hereto.

         3.15 Capitalization. The authorized capital stock of TCOM consists of 80,000,000 shares of common stock, $.001 par value, of which 13,499,00 shares are presently issued and outstanding and 20,000,000 shares of preferred stock, of which none is issued and outstanding. Except as indicated in Schedule 3.14 hereto, TCOM has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of TCOM.

         3.16 Full Disclosure. No representation or warranty by TCOM in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company or the Shareholders pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of TCOM.

         3.17 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true and complete on the Closing Date with the same force and effect as through such representations and warranties had been made on and as of the Closing Date on September 30, 2003.

SECTION 4.  COVENANTS OF COMPANY AND SHAREHOLDER

         The Company and the Shareholder covenant to TCOM as follows:

         4.1 Conduct of Business. From the date hereof through the Closing Date, the Shareholder and The Company shall conduct its business in the ordinary course.

         4.2 Preservation of Business. From the date hereof through the Closing Date, the Shareholder and the Company shall use its best efforts to preserve its business organization intact, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

         4.3 Litigation. The Company shall promptly notify TCOM of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent, shareholder or other representative with respect to the affairs of the Company.

         4.4 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Shareholder and the Company shall conduct its business in such a manner so that the representations and warranties contained in Section 2 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

                  (i) promptly give notice to TCOM of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

                  (ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

SECTION 5.  COVENANTS OF TCOM

         TCOM covenants to the Company and the Shareholder as follows:

         5.1 Conduct of Business. From the date hereof through the Closing Date, TCOM shall conduct its business in the ordinary course and, without the prior written consent of the Company, shall ensure that TCOM does not undertake any of the actions specified in Section 3.12 hereof.

         5.2 Preservation of Business. From the date hereof through the Closing Date, TCOM shall preserve its business organization intact and use its best efforts to preserve TCOM goodwill.

         5.3 Litigation. TCOM shall promptly notify the Company of any lawsuits, claims, proceedings or investigations that after the date hereof are threatened or commenced against TCOM or against any officer, director, employee, consultant, agent, or stockholder with respect to the affairs of TCOM.

         5.4 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, TCOM shall conduct its business in such a manner so that the representations and warranties contained in Section 3 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

                  (i) promptly give notice to the Company of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

                  (ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

         5.5 No Other Negotiations. From the date hereof until the earlier of the termination of this Agreement or consummation of this Agreement, TCOM will not permit and will not authorize any officer or director of TCOM or any other person on its behalf to, directly or indirectly, solicit, encourage, negotiate or accept any offer from any party concerning the possible disposition of all or any substantial portion of the capital stock by merger, sale or any other means or any other transaction that would involve a change in control of TCOM, or any transaction in which TCOM contemplates issuing equity or debt securities.

SECTION 6.  COVENANTS

         6.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

         6.2 Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         6.3 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing on September 30, 2003, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         6.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                  (i) at the time of disclosure was public knowledge;

(ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

                  (iii) the receiving party had within its possession at the time of disclosure.

(iv) the disclosure of which is required by law, the SEC or other competent authority;

(v) which at the time of disclosure by one party written consents have been obtained from the other parties.

SECTION 7.  CONDITIONS PRECEDENT TO THE OBLIGATION OF TCOM TO CLOSE

         The obligation of TCOM to enter into and complete the Agreement is subject, at the option of TCOM, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by TCOM in writing.

         7.1 Representations and Covenants. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company and the Shareholders on or prior to the Closing Date. The Company and the Shareholders shall have delivered to TCOM, if requested, a certificate, dated the Closing Date, to the foregoing effect.

         7.2 Governmental Permits and Approvals; Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of the Company shall have approved the transactions contemplated by this Agreement and the Company shall have delivered to TCOM, if requested by TCOM, resolutions by its Board of Directors, certified by the Secretary of the Company, authorizing the transactions contemplated by this Agreement.

         7.3 Satisfactory Business Review. TCOM shall have satisfied itself, after TCOM and its representatives have completed the review of the business of the Company contemplated by this Agreement, that none of the information revealed thereby or in the Balance Sheet has resulted in, or in the reasonable opinion of TCOM may result in, a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Company.

         7.4 Certificate of Good Standing. TCOM shall receive a certificate of good standing dated 10 business days after the Closing Date to the effect that the Company is in good standing under the laws of its jurisdictions of incorporation.

         7.5 Stock Certificates: At the Closing, the Shareholder will deliver the certificates representing the Arran Shares, duly endorsed (or with executed stock powers) so as to make TCOM the sole owner thereof within 10 business days.

         7.8 Other Documents. The Company and the Shareholder shall have delivered such other documents, instruments and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY AND SHAREHOLDERS TO CLOSE

         The obligation of the Company and the Shareholder to enter into and complete the agreement is subject, at the option of the Company and the Shareholder, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Company.

          8.1 Representations and Covenants. The representations and warranties of TCOM contained in this Agreement shall be true in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date. TCOM shall have performed and complied with all covenants and agreements required by the Agreement to be performed or complied with by TCOM on or prior to the Closing Date. TCOM will deliver to the Company and the Shareholder, if requested, a certificate, dated the Closing Date and signed by an executive officer of TCOM, to the foregoing effect within 10 business days after the closing.

          8.2 Governmental Permits and Approvals; Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Agreement shall have been obtained. The Board of Directors of TCOM shall have approved the transactions contemplated by this Agreement, and TCOM will deliver to the Company and the Shareholder, if requested, resolutions by their Board of Directors certified by the Secretary of TCOM authorizing the transactions contemplated by this Agreement within 10 business days after the closing.

8.3 Legal Opinion. TCOM is to provide to the Company and the Shareholder a Legal opinion that the Exchange qualifies as a tax-free reorganization under
Section 368(1)(1)(B) of the Internal Revenue Code of 1986, as amended.

          8.4 Third Party Consents. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with TCOM which may be required in connection with the performance by TCOM of their obligations under such contracts or other agreements after the Closing shall have been obtained.

          8.5 Satisfactory Business Review. The Company and the Shareholder shall have satisfied themselves, after the Company, the Shareholder and their representatives and advisers have completed the review of business of TCOM and the information provided hereby or in connection herewith, or following any discussions with management or representatives of TCOM that none of the information revealed thereby has resulted in or in the reasonable opinion of the Company may result in a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of TCOM.

        8.6 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or Regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such Transactions, or which has or may in the reasonable opinion of the Company and the Shareholder, have a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of TCOM.

         8.7 Certificate of Good Standing. The Company and the Shareholder shall receive a certificate of good standing within 10 business days after the Closing Date to the effect that the Company is in good standing under the laws of its jurisdictions of incorporation.

          8.8 Stock Certificates. At the Closing, the Shareholder shall receive certificates representing the TCOM Shares to be received pursuant hereto and subject to the conditions previously described within 10 business days.

          8.9 Other Documents. TCOM shall have delivered such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

SECTION 9. PLAN OF REORGANIZATION

9.1 Board of Directors. Current Board of Directors of TCOM will stay and Fred Deng Chiyuan, Chairman of the Company, will be assigned as Chairman of TCOM board of directors. The Company will appoint two more directors to the Board after the closing.
9.2 Operation. Fred Deng Chiyuan will be responsible all China operations under the Company. Current management of TCOM shall remain in place and be responsible for the day-to-day operation of the merged corporation from its present California headquarters. Current management of TCOM will be responsible for the SEC filing, financial reporting, public/investor relations and fund raising. These operations under the Company will be required to report their financial statements on a monthly basis to TCOM financial management team. Related supporting documents will be collected and submitted to TCOM financial management team.

         9.3 Dividend. No dividend from China operations under the Company will be distributed without consent from management of such said operations.

9.4 Name Change. After the closing, current management of TCOM will change its company Name to Star East Media Corporation and move the company registration to Nevada and increase its authorized shares of its common stock from 80 million to 500 million shares and 20 million preferred stock.

9.5 Further Funding Commitment TCOM has received term sheets for US$5 million funding from Era Capital Management upon such said merger. TCOM has also received terms sheets for US$ 5 million from vFinance, Inc. in a format of credit of Equity Line. Such fund raise will be finished in a timely manner with assistance from the Company.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF TCOM

         Notwithstanding any right of the Company and the Shareholders fully to investigate the affairs of TCOM, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of TCOM contained in this Agreement or in any document delivered by TCOM or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         Notwithstanding any right of TCOM fully to investigate the affairs of the Company, TCOM has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Shareholder contained in this Agreement or in any document delivered to TCOM by the Company or the Shareholder or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 12.  INDEMNIFICATION

         12.1 Obligation of TCOM to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, TCOM hereby agrees to indemnify, defend and hold harmless the Company and the Shareholder from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of TCOM contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

12.2 Obligation of the Company and the Shareholder to Indemnify. Subject to the limitations on the survival of representations and warranties contained in
Section 10, the Company and the Shareholder agree to indemnify, defend and hold harmless TCOM from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 13.  THE CLOSING

         The Closing shall take place not later than September 30, 2003. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 14.  MISCELLANEOUS

         14.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         14.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         14.3 Assignment. This Agreement is not assignable except by operation of law.


         14.4 Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

         The Company
                                    Arran Services Limited
                                    74 Shanan Road, Panyu, Guangzhou,
                                    GD 511490, China

         The Shareholder:
                                    c/o Arran Services Limited
                                    74 Shanan Road,Panyu, Guangzhou,
                                    GD 511490, China

         TCOM :                     Telecom Communication, INC.
                                    827 S. Broadway,
                                    Los Angeles, CA 90014

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address that shall have been furnished in writing to the addressor.

         14.5 Governing Law. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Indiana, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

         14.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party except as required to stay in compliance with the TCOM reporting obligations under the Securities Exchange Act of 1934.

         14.7 Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the TCOM' Shares and the TCOM Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         14.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         14.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                         Telecom Communications, INC.

                                      By: /s/ Tak Hiromoto
                                      Name: Tak Hiromoto
                                      Its: President


                                         Arran Services Limited

                                      By: /s/Fred Dang
                                      Name: Fed Dang
                                      Its: President



                                                     Shareholder


                                                     Fred Deng Chiyuan